EX-99.d.2

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, made by and between EGA Emerging Global Shares Trust, a Delaware statutory trust (the “Trust”), on behalf of each of the funds listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Emerging Global Advisors, LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:
WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended  (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust has selected Adviser to serve as the investment adviser for the Funds effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.           The Trust, on behalf of each Fund, hereby employs Adviser to manage the investment and reinvestment of such Fund’s assets, subject to the direction of the Board of Trustees  (the “Board”) and the officers of the Trust, for the period and on the terms hereinafter set forth.  Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.  Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or a Fund in any way, or in any way be deemed an agent of the Trust or a Fund.  Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board with such information and reports regarding the Funds’ investments as Adviser deems appropriate or as the Board may reasonably request.  Subject to compliance with the requirements of the 1940 Act, Adviser may retain as a sub-adviser to a Fund, at Adviser’s own expense, any investment adviser registered under the Advisers Act.

2.           The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a Delaware statutory trust; the maintenance of its registration statement under applicable federal securities laws; preparation, filing and printing of its prospectus, statement of additional information and sales literature; the maintenance of its compliance program; the compensation of its compliance officer(s); the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes.  Members and employees of Adviser may be trustees, officers or employees of the Trust.  In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust may obtain office space and facilities from Adviser and will reimburse Adviser for its rent or other expenses thereby incurred.

3.           (a)           Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers.  Subject to the obtaining the best price and execution reasonably available, Adviser is authorized to place orders for the purchase and sale of portfolio securities for a Fund with such broker-dealers as it may select from time to time.  Subject to subparagraph (b) below, Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, to Adviser, or to any other client for which Adviser provides investment advisory services.  Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to such Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)           Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust, Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Adviser exercises investment discretion.

(c)           Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, any sub-adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”).  Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d)           Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients.  In such an event, allocation of the securities purchased or sold will be made by Adviser in accordance with Adviser’s written policy.

4.           (a)           As compensation for the services to be rendered to the Fund by Adviser under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to Adviser from a Fund’s assets an annual advisory fee equal to the amount of the daily average net assets of such Fund shown on Schedule A attached hereto, payable on a monthly basis.

(b)           If this Agreement is terminated prior to the end of any calendar month, the advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(c)           Adviser shall look exclusively to the assets of a Fund for payment of the Fund’s advisory fee.

5.           The services to be rendered by Adviser to the Trust on behalf of a Fund under the provisions of this Agreement are not to be deemed to be exclusive, and Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.  Without limiting the foregoing, Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual.

6.           In accordance with the 1940 Act and the Advisers Act, if there is a change in the membership of Adviser, which is a limited liability company, Adviser shall, within a reasonable time after such change, notify the Trust and the Board of the change.

7.           In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties to a Fund, Adviser shall not be liable to the Trust, a Fund or to any Trustee or shareholder of the Trust or a Fund for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security, or otherwise.

8.           (a)           This Agreement shall be executed and become effective as of the date written below if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of a Fund.  It shall continue in effect for a period of two years and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of a Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)           No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)           In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(d)           Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to Adviser of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of a Fund.  Adviser may terminate this Agreement at any time, without the payment of penalty, on sixty days’ written notice to the Trust of its intention to do so.  Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to Adviser the fee provided in Paragraph 4 hereof.  This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

9.           This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10.           For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11.           (a)           The Trust expressly agrees and acknowledges on behalf of the Funds that the names “EGA,” “EGShares,” “GEMS” and “Emerging Global Shares” are the sole property of Adviser, and, with respect to such names, that similar names may from time to time be used by other funds in the investment business that are affiliated with Adviser.  Adviser consents to the use by the Trust on behalf of the Funds of the identifying words “EGA,” “EGShares,” “GEMS” and “Emerging Global Shares” and grants to the Trust a nonexclusive license to use the names “EGA,” “EGShares,” “GEMS” and “Emerging Global Shares” as part of the name of the Funds.  The Trust further expressly agrees and acknowledges that the non-exclusive license granted herein may be terminated by Adviser if the Trust ceases to use Adviser, an affiliate of Adviser or their successors as investment adviser or sub-adviser to the Funds.  In such event, the non-exclusive license granted herein may be revoked by Adviser and the Trust shall cease using the names “EGA,” “EGShares,” “GEMS” and “Emerging Global Shares” as part of its name or the name of any series of shares, including the Funds, unless otherwise consented to by Adviser or any successor to its interests in such name.

(b)           The Trust further understands and agrees that so long as Adviser and/or its affiliates shall continue to serve as the Trust’s investment adviser or sub-adviser, other mutual funds or other investment products that may be sponsored or advised by Adviser and/or its affiliates shall have the right permanently to adopt and to use the words “EGA,” “EGShares,” “GEMS” and “Emerging Global Shares” in their name and in the name of any series or class of shares of such funds or other investment products.

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers this 23rd day of February, 2012.

EGA Emerging Global Shares Trust
on behalf of its series funds listed on Schedule A attached hereto

Attest: _________________                           By: ______________________
Name:   Robert C. Holderith
Title:  President

EMERGING GLOBAL ADVISORS, LLC

Attest: __________________                         By: _______________________
Name:   Robert C. Holderith
Title:  Chief Executive Officer

Schedule A to the
Investment Advisory Agreement by and between
EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Funds	Effective Date	Fee
EGShares India Consumer Goods ETF		0.89%
EGShares Turkey Small Cap ETF		0.85%
EGShares South Africa Small Cap ETF		0.85%
EGShares Beyond BRICs Emerging Asia Consumer ETF		0.85%
EGShares Emerging Markets Balanced Income ETF		0.75%
EGShares Beyond BRICs Emerging Asia Small Cap ETF		0.85%
EGShares Emerging Markets Consumer Small Cap ETF		0.85%
EGShares Emerging Markets Real Estate ETF		0.85%
EGShares Beyond BRICs Emerging Asia Infrastructure ETF		0.85%
EGShares Low Volatility China Dividend ETF		0.85%
EGShares Low Volatility Brazil Dividend ETF		0.85%
EGShares Beyond BRICs ETF		0.85%
EGShares Emerging Markets Domestic Demand ETF		0.85%